Exhibit 99.1

Diodes Incorporated Reports First Quarter 2020 Financial Results

Strong Automotive Market Share Gains Result in Sequential and Year-over-Year Growth in Automotive Revenue

Plano, Texas – May 11, 2020 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the first quarter ended March 31, 2020.

First Quarter Overview

•	Revenue was $280.7 million as compared to $301.2 million in the fourth quarter 2019;
•	GAAP gross profit was $95.8 million as compared to $109.4 million in the fourth quarter 2019;
•	GAAP gross profit margin was 34.1 percent as compared to 36.3 percent in the fourth quarter 2019;
•	GAAP net income was $20.2 million, or $0.38 per diluted share, as compared to $47.2 million, or $0.90 per diluted share, in the fourth quarter 2019;
•	Non-GAAP adjusted net income was $23.9 million, or $0.46 per diluted share, as compared to $33.8 million, or $0.65 per diluted share, in the fourth quarter 2019;
•	Excluding $3.7 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.07 per diluted share;
•	EBITDA was $52.9 million, or 18.9 percent of revenue, compared to $88.3 million, or 29.3 percent of revenue, in the fourth quarter 2019; and
•

Achieved cash flow from operations of $53.7 million and $39.5 million free cash flow, including $14.2 million of capital expenditures. Net cash flow was a positive $11.4 million, which includes the pay-down of $16.6 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“First quarter results were in-line with our original expectations and included the delayed start of our manufacturing production following the extended Chinese New Year holiday.  Our results further reflected the temporary closure of our U.K. wafer fabs in the late part of March in response to the global COVID-19 pandemic. Our operations in China have since gradually returned to full production, with our U.K. facilities also resuming full production as of today. Combined revenue in North America and Europe grew more than 12% sequentially, while revenue in Asia declined 12% because of slower than expected customer manufacturing manpower recovery due to the pandemic. With revenue being only slightly below typical seasonality and limited only by customer demand, our first quarter results serve as further testament to our long track record of successfully managing through challenging environments.

“Highlighting the quarter was our continued growth in the automotive end market, in which revenue grew sequentially and year-over-year to 11% of revenue as a result of our increased content gains across an expanding customer base, including a significant new design win in Asia. Additionally, our Pericom IC products had the second highest revenue quarter since the 2015 acquisition due to strong demand in the computing end market for our products used in high-end servers, storage, data centers and notebooks. Our close engagement with customers has enabled us to benefit from the increasing demand for these end equipment applications.

“We continue to prioritize the safety, health and well-being of Diodes’ employees as we navigate these unprecedented times. The diversification and strength of our business and long-standing relationships with customers continue to serve us well as we focus on carefully managing those factors that are within our control. We currently expect to deliver second quarter revenue and gross margin slightly better than the first quarter at the mid-point, which is notable given the increased uncertainty resulting from COVID-19 and the significant softness in the automotive market.”

First Quarter 2020

Revenue for first quarter 2020 was $280.7 million, compared to $301.2 million in the fourth quarter 2019 and $302.3 million in the first quarter 2019.

GAAP gross profit for the first quarter 2020 was $95.8 million, or 34.1 percent of revenue, compared to the fourth quarter 2019 of $109.4 million, or 36.3 percent of revenue, and the first quarter 2019 of $112.4 million, or 37.2 percent of revenue.

GAAP operating expenses for first quarter 2020 were $70.0 million, or 24.9 percent of revenue, and on a non-GAAP basis were $65.4 million, or 23.3 percent of revenue, which excludes, $4.2 million of amortization of acquisition-related intangible asset expenses and $0.4 million acquisition-related costs. GAAP operating expenses in the fourth quarter 2019 were $48.1 million, or 16.0 percent of revenue, which included a $24.3 million pre-tax gain on land sales, and in the first quarter 2019 were $70.3 million, or 23.3 percent of revenue.

First quarter 2020 GAAP net income was $20.2 million, or $0.38 per diluted share, compared to GAAP net income of $47.2 million, or $0.90 per diluted share, in fourth quarter 2019 and GAAP net income of $31.7 million, or $0.62 per diluted share, in first quarter 2019.

First quarter 2020 non-GAAP adjusted net income was $23.9 million, or $0.46 per diluted share, which excluded, net of tax, $3.5 million of non-cash acquisition-related intangible asset amortization costs and $0.3 million of acquisition-related costs. This compares to non-GAAP adjusted net income of $33.8 million, or $0.65 per diluted share, in the fourth quarter 2019 and $35.4 million, or $0.69 per diluted share, in the first quarter 2019

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2020
GAAP net income	$20,168

GAAP diluted earnings per share	$0.38

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,456

Acquisition related costs	325

Non-GAAP net income	$23,949

Non-GAAP diluted earnings per share	$0.46

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2020 GAAP net income and non-GAAP adjusted net income was approximately $3.7 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.07 per diluted share for first quarter 2020, $0.08 for fourth quarter 2019 and $0.07 for first quarter 2019.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the first quarter 2020 was $52.9 million, or 18.9 percent of revenue, compared to $88.3 million, or 29.3 percent of revenue, in the fourth quarter 2019 and $69.9 million, or 23.1 percent of revenue, in the first quarter 2019. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2020, net cash provided by operating activities was $53.7 million. Net cash flow was a positive $11.4 million, including $16.6 million pay-down of long-term debt. Free cash flow (a non-GAAP measure) was $39.5 million, which includes $14.2 million of capital expenditures.

Balance Sheet

As of March 31, 2020, the Company had approximately $272 million in cash, cash equivalents and short-term investments. Long-term debt (including the current portion) totaled approximately $80.7 million and working capital was approximately $532 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2020.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2020, we expect revenue to be approximately $283 million, plus or minus 3 percent. We expect GAAP gross margin to be 35.0 percent, plus or minus 1 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.0 percent of revenue, plus or minus 1 percent. We expect net interest expense to be approximately $1.5 million. Our income tax rate is expected to be 18 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 52.8 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.2 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Monday, May 11, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2020 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 8187119. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 18, 2020 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 8187119. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 25 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2020 and beyond; that for the first quarter of 2020, we expect revenue to be approximately $285 million plus or minus 3.0 percent; we expect GAAP gross margin to be 34.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.0 percent of revenue, plus or minus 1 percent; we expect net interest expense to be approximately $1.5 million; we expect our income tax rate to be 18 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 52.8 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to consummate our previously announced acquisition of Lite-On Semiconductor Corporation (“LSC”) on the terms and in the time frame currently contemplated (including the risk that regulatory reviews may delay the acquisition or require significant revisions to the terms and conditions associated with the acquisition); the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Net sales	$280,717	$302,293
Cost of goods sold	184,875	189,882
Gross profit	95,842	112,411

Operating expenses
Selling, general and administrative	42,215	43,688
Research and development	23,678	22,170
Amortization of acquisition-related intangible assets	4,221	4,484
Gain on disposal of fixed assets	(124)	(54)
Total operating expense	69,990	70,288

Income from operations	25,852	42,123

Other income (expense)
Interest income	273	875
Interest expense	(1,245)	(2,145)
Foreign currency (loss)gain, net	75	(64)
Other income	1	1,245
Total other expense	(896)	(89)

Income before income taxes and noncontrolling interest	24,956	42,034
Income tax provision	4,556	10,298
Net income	20,400	31,736
Less net (income) loss attributable to noncontrolling interest	(232)	(20)
Net income attributable to common stockholders	$20,168	$31,716

Earnings per share attributable to common stockholders:
Basic	$0.39	$0.63
Diluted	$0.38	$0.62
Number of shares used in earnings per share computation:
Basic	51,335	50,398
Diluted	52,422	51,462

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2020:

	Operating Expenses	Income Tax Provision	Net Income
GAAP net income			$20,168

GAAP diluted earnings per share			$0.38

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,221	(765)	3,456

Acquisition related costs	408	(83)	325

Non-GAAP net income			$23,949

Diluted shares used in computing earnings per share			52,422

Non-GAAP diluted earnings per share			$0.46

Note:  Included in GAAP and non-GAAP net income was approximately $3.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$31,716

Diluted earnings per share (Per-GAAP)			$0.62

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,484	(810)	3,674

Non-GAAP			$35,390

Diluted shares used in computing earnings per share			51,462

Non-GAAP diluted earnings per share			$0.69

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.5 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.07 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related costs – The Company excluded expenses associated with the acquisition of Lite-On Semiconductor, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2020 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the first quarter of 2020, FCF was $39.5 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2020	2019
Net income (per-GAAP)	$20,168	$31,716
Plus:
Interest expense, net	972	1,270
Income tax provision	4,556	10,298
Depreciation and amortization	27,237	26,641
EBITDA (non-GAAP)	$52,933	$69,925

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$269,516	$258,390
Short-term investments	2,859	4,825
Accounts receivable, net of allowances of $4,855 and $4,866 at March 31, 2020 and December 31, 2019, respectively	243,746	260,322
Inventories	232,184	236,472
Prepaid expenses and other	48,141	49,950
Total current assets	796,446	809,959
Property, plant and equipment, net	456,122	469,574
Deferred income tax	16,994	17,516
Goodwill	149,666	141,318
Intangible assets, net	121,218	119,523
Other long-term assets	79,820	81,494
Total assets	$1,620,266	$1,639,384

Liabilities
Current liabilities:
Line of credit	$13,397	$13,342
Accounts payable	112,075	122,148
Accrued liabilities	88,327	100,571
Income tax payable	15,642	16,156
Current portion of long-term debt	34,676	33,105
Total current liabilities	264,117	285,322
Long-term debt, net of current portion	46,011	64,401
Deferred tax liabilities	16,348	16,333
Other long-term liabilities	111,501	120,545
Total liabilities	437,977	486,601

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 51,450,808 and 51,206,969, issued and outstanding at March 31, 2020 and December 31, 2019, respectively	35,289	35,111
Additional paid-in capital	427,543	427,262
Retained earnings	810,126	789,958
Treasury stock, at cost, 1,480,840 and 1,457,206 shares held as of March 31, 2020 and December 31, 2019, respectively	(38,457)	(37,768)
Accumulated other comprehensive loss	(109,472)	(108,139)
Total stockholders' equity	1,125,029	1,106,424
Noncontrolling interest	57,260	46,359
Total equity	1,182,289	1,152,783
Total liabilities and stockholders' equity	$1,620,266	$1,639,384